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[DUSA GRAPHIC]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE

                             DUSA REPORTS FILING OF
                            BLU-U(TM) PMA SUPPLEMENT

Wilmington, MA. March 27, 2000 - DUSA PHARMACEUTICALS, INC. (NASDAQ NMS: DUSA) reports that on March 20 it filed a PMA Supplement with the FDA for the commercial version of its BLU-U(TM) brand light source. This supplement follows FDA approval of the Company's Levulan(R) Kerastick(TM) 20% topical solution with Photodynamic Therapy (PDT) for Actinic Keratoses (AKs) of the face and scalp and the clinical trial version of the BLU-U(TM) in December, 1999. While we believe the modifications we are making to our device do not affect its performance and FDA review should take approximately two to three months, FDA regulations give the agency up to six months to review a supplement. The agency also will inspect our Wilmington, Massachusetts facility before giving its approval. The FDA also may choose to reinspect our third-party manufacturer.

DUSA's dermatology marketing partner, Schering AG, and its wholly-owned US affiliate, Berlex Laboratories, will launch the Levulan(R) Kerastick and the BLU-U(TM) in the US shortly after FDA approval of the PMA supplement. Launch is currently planned for the second quarter of this year.

Berlex displayed the Levulan(R) Kerastick(TM) and its representatives were present to describe Levulan(R) PDT at the recent American Academy of Dermatology
(AAD) annual meeting March 9-15 in San Francisco. The Berlex Dermatology exhibitor's booth received very strong interest from dermatologists. Dr.Mark Ling, one of DUSA's Phase lll investigators, also reviewed the therapy at an AAD forum dedicated to PDT in dermatology, stating that, in his opinion, Levulan(R) PDT could become an important part of the management of AKs by dermatologists.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to FDA's approval of the commercial BLU-U(TM) system; expectations regarding the launch of the products by Berlex and expectations
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regarding the use of the products by dermatologists Such risks and uncertainties include, but are not limited to the regulatory approval process, dependence upon third-party manufacturers of the Kerastick(TM), the timing of the launch by Berlex of Levulan(R) PDT, ability to develop a market for the products, and other risks identified in DUSA's SEC filings from time to time, including its recently filed Form S-3 registration statement.


For further information contact:
D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax 416.363.6602 or visit www.dusapharma.com